EXHIBIT 4.76

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

This Agreement of Resignation, Appointment and Acceptance (this “Agreement”), dated as of December 10, 2008, is made by and among Bank of America Corporation, a Delaware corporation (the “Issuer”), The Bank of New York Mellon (formerly The Bank of New York), a New York banking corporation (the “Bank”) and The Bank of New York Mellon Trust Company, N.A., a national banking association duly organized and existing under the laws of the United States and having its principal office in Los Angeles, California (“Trust Company”).

RECITALS

WHEREAS, Countrywide Financial Corporation, a Delaware corporation (“CFC”), Countrywide Home Loans, Inc., a New York corporation (“CHL”) and the Bank entered into those indentures as are more particularly described in Exhibit A (each an “Indenture” and collectively the “Indentures”) under which the Bank was appointed to act as trustee, paying agent, and securities registrar (collectively referred to herein as the “Trustee”) in connection with the debt securities issued pursuant to the terms of the applicable Indenture (the “Securities”);

WHEREAS, CFC and the Issuer entered into a Stock Purchase Agreement dated November 7, 2008, pursuant to which CFC sold to the Issuer substantially all of CFC’s assets (the “Stock Purchase”);

WHEREAS, CHL and the Issuer entered into an Asset Purchase Agreement dated November 7, 2008, pursuant to which CHL sold to the Issuer substantially all of CHL’s assets (the “Asset Purchase”, and together with the Stock Purchase, the “Acquisitions”);

WHEREAS, the Acquisitions were consummated on November 7, 2008;

WHEREAS, in connection with the Acquisitions, the Issuer assumed by supplemental indentures all of CFC’s and CHL’s obligations pursuant to each Indenture;

WHEREAS, as required by the terms of the Indentures, the Bank provided notice to the Issuer of its desire to resign as Trustee under each Indenture and its recommendation that Trust Company be appointed as successor Trustee under each Indenture; and

WHEREAS, the Board of Directors of the Issuer has authorized and directed the authorized officers of the Issuer to appoint Trust Company as the successor to the Bank as Trustee under each Indenture, and Trust Company desires to accept such appointment as the successor to the Bank as Trustee under each Indenture.

NOW, THEREFORE, the Issuer, the Bank and Trust Company, for and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, hereby consent and agree as follows:

ARTICLE

RESIGNATION OF THE BANK

SECTION 1.01. Pursuant to the terms of each Indenture, the Bank has provided written notice to the Issuer that the Bank is resigning as the Trustee under the Indentures. The Bank hereby relinquishes and surrenders all obligations, duties, rights and interests with respect to all series of Securities issued under the terms of the each Indenture and outstanding as of the date hereof, including any obligations, duties, rights or interests arising in connection with the Bank’s role as paying agent, registrar or other agent of the Issuer with respect to any such series of Securities.

SECTION 1.02. The Bank hereby assigns, transfers, delivers and confirms to the Trust Company all right, title and interest of the Bank under the Indentures and all the rights, powers, duties, obligations and trusts of the Trustee pursuant to the Indentures. The Bank shall execute and deliver such further instruments and shall do such other things as the Trust Company may reasonably require so as to more fully and certainly vest and confirm in the Trust Company all the rights, powers, duties, obligations and trusts hereby assigned, transferred, delivered and confirmed to the Trust Company as the Trustee.

SECTION 1.03. The Bank hereby agrees that, on behalf of the Corporation, it will provide notice of its resignation as Trustee under each of the Indentures to all holders of the Securities outstanding under each Indenture and will provide copies of such notices to the Issuer.

ARTICLE II

APPOINTMENT OF SUCCESSOR TRUSTEE

SECTION 2.01. The Issuer hereby appoints Trust Company to serve as Trustee under the terms of each Indenture with like effect as if originally named as Trustee under each Indenture.

SECTION 2.02. Trust Company hereby accepts the Issuer’s appointment to serve as Trustee under the terms of each Indenture and accepts and assumes the rights, powers, duties, obligations and trusts of the Bank under each Indenture, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee under each Indenture.

SECTION 2.03. The Issuer and Trust Company acknowledge that all conditions relating to the appointment of Trust Company as the successor to the Bank as Trustee under each Indenture have been met by the Issuer, except that the Bank has agreed to deliver notice of its resignation to all securities holders, on behalf of the Issuer, as required under the terms of the Indentures.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01. The Issuer represents and warrants that it is a corporation duly organized and validly existing under the laws of Delaware and that it has the corporate power and authority to enter into and perform this Agreement.

SECTION 3.02. Trust Company represents and warrants that it is a national association duly organized and validly existing under the applicable laws of the United States of America and that it has the corporate power and authority to enter into and perform this Agreement. Trust Company further represents and warrants that it is qualified to perform the duties and services as Trustee under each Indenture and has no reason to believe that it will be or become unqualified to act in any such capacity.

SECTION 3.03. The Bank represents and warrants that it is a banking corporation duly organized and validly existing under the laws of New York and that it has the corporate power and authority to enter into and perform this Agreement.

ARTICLE IV

MISCELLANEOUS

SECTION 4.01. This Agreement shall be effective as of 12:01 A.M. Eastern Standard Time on the date first written above; provided however, that the resignation of the Bank as Trustee under the Indentures and the appointment of Trust Company as Trustee under the Indentures, shall be effective ten (10) business days after the date first written above.

SECTION 4.02. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4.03. This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 4.04. The persons signing this Agreement on behalf of the Issuer, the Bank and Trust Company are duly authorized to execute it on behalf of the relevant party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and acknowledged all as of the day and year first above written.

Bank of America Corporation

By:	/s/ B. KENNETH BURTON, JR.
Name:	B. Kenneth Burton, Jr.
Title:	Senior Vice President

The Bank of New York Trust Company, N.A.

By:	/s/ TINA GONZALEZ
Name:	Tina Gonzalez
Title:	Assistant Vice President

The Bank of New York Mellon

By:	/s/ RAFAEL E. MIRANDA
Name:	Rafael E. Miranda
Title:	Vice President

EXHIBIT A

Indentures

1.	Indenture between Issuer (as successor in interest to CFC and CHL) and the Bank, as trustee, dated as of February 1, 2005, as supplemented by the First Supplemental Indenture dated July 1, 2008, the Second Supplemental Indenture dated November 7, 2008 and the Third Supplemental Indenture dated November 7, 2008.

2.	Indenture between Issuer (as successor in interest to CFC and CHL) and the Bank, as trustee, dated as of January 1, 1992, as supplemented by First Supplemental Indenture dated as of June 15, 1995, the Second Supplemental Indenture dated July 1, 2008, the Third Supplemental Indenture dated November 7, 2008 and the Fourth Supplemental Indenture dated November 7, 2008.

3.	Indenture between Issuer (as successor in interest to CFC and CHL) and the Bank, as trustee, dated as of December 1, 2001, as supplemented by the First Supplemental Indenture dated July 1, 2008, the Second Supplemental Indenture dated November 7, 2008 and the Third Supplemental Indenture dated November 7, 2008.